EXHIBIT 19.1

RADNET, INC.
INSIDER TRADING AND DISCLOSURE POLICY

Amended and Restated – February 23, 2023

This Insider Trading and Disclosure Policy (the “Policy”) provides guidelines regarding trading in the stock and other securities of RadNet, Inc. (the “Company”) and, where applicable, the disclosure of such transactions. All references to the “Company” in the document include any subsidiaries of RadNet, Inc. This Policy replaces any previous insider trading policy issued by the Company.

I.       APPLICABILITY

This Policy applies to all transactions in Company securities, including common stock, restricted stock, restricted stock units, options and warrants to purchase common stock and any other debt or equity securities that the Company may issue from time to time, such as bonds, preferred stock and convertible debentures, as well as derivative securities relating to Company securities, whether or not issued by the Company, such as exchange-traded options.

This Policy applies to all employees, officers, directors, advisors and consultants of the Company and members of their Immediate Family (as defined below) who reside with them or anyone else who lives in their household and Immediate Family members who live elsewhere but whose transactions in Company securities are directed by such persons or subject to their influence and control (“Covered Persons”). This Policy also applies to corporations, partnerships, trusts or similar entities controlled by or influenced by Covered Persons.

Section VI of this Policy includes additional provisions that impose specific Black-out Period and pre-clearance procedures on directors, officers and certain other designated employees who receive or have access to Material Nonpublic Information (as defined below) regarding the Company and/or are subject to the reporting provisions and trading restrictions of Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”).

II.       PURPOSE

The Company has adopted this Policy and the procedures set forth herein to prevent illegal insider trading and to assist the Covered Persons in complying with their obligations under the federal securities laws.

It is very important that you understand and follow these rules. If you violate them, you may be subject to disciplinary action by the Company (including termination of your employment for cause). You could also be in violation of applicable federal and state securities laws (and subject to civil and criminal penalties, including fines and imprisonment). Note that it is your individual responsibility to comply with the laws against insider trading. This Policy is intended to assist you in complying with these laws, but you must always exercise appropriate judgment in connection with any trade or transaction in the Company’s securities. Any action on the part of the Company or the Compliance Officer does not constitute legal advice or insulate you from liability under applicable securities laws.

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III.       INSIDER TRADING COMPLIANCE OFFICER

The Company has designated its General Counsel (and in the absence of a General Counsel, then any interim or acting General Counsel or Assistant General Counsel responsible for securities compliance or, if no such person exists, then the Chief Financial Officer) as its current Insider Trading Compliance Officer (“Compliance Officer”). Please direct your questions as to any of the matters discussed in this Policy to the Company’s General Counsel, who can be reached at 310-445-2842 or legaldepartment@radnet.com.

IV.       POLICY

It is the policy of the Company to oppose the unauthorized disclosure of any nonpublic information acquired in the workplace, the use of Material Nonpublic Information in securities trading, and any other violation of applicable securities laws. The following are the general rules of the Company’s Insider Trading Policy that apply to all Covered Persons.

1.                  Don’t trade while in possession of Material Nonpublic Information. From time to time, you may come into possession of Material Nonpublic Information as a result of your relationship with the Company. You may not buy, sell, trade or transact in any security of the Company at any time while you possess Material Nonpublic Information concerning the Company (whether during a Trading Window, if applicable, or at any other time). You must wait to trade until newly released material information has been public for at least two full trading days (a trading day is a day on which the stock market is open) or until the information is no longer material.

2.                  Don’t give nonpublic information to others. Don’t give nonpublic information concerning the Company (commonly referred to as “tipping”) to any other person, including family members, and don’t make recommendations or express opinions about trading in the Company’s stock under any circumstances.

3.                  Don’t discuss Company information with the press, analysts or other persons outside of the Company. Announcements of Company information are regulated by Company policy (separate from this Policy) and may only be made by persons specifically authorized by the Company to make such announcements. Laws and regulations govern the nature and timing of such announcements to outsiders or the public and unauthorized disclosure could result in substantial liability for you, the Company and its management. If you receive inquiries from any third party about Company information, you should notify the Compliance Officer or the Company’s Chief Financial Officer immediately.

4.                  Don’t participate in conversation on platforms in which the Company is discussed. You may not participate in on-line (including social media) dialogues (or similar activities) involving the Company, its business or its securities.

5.                  Don’t use nonpublic information to trade in other companies’ stock. Don’t trade in the stock of the Company’s customers, vendors, suppliers or other business partners when you have Material Nonpublic Information concerning the Company or those business partners that you obtained in the course of your relationship with the Company and that would give you an advantage in trading.

6.                  You may not engage in Short Sales or speculative transactions involving the Company’s stock. Don’t engage in any transactions that suggest you are speculating in the Company’s stock (that is, that you are trying to profit in short-term movements, either increases or decreases, in the stock price). You may not engage in any short sale, “sale against the box” or any equivalent transaction involving the Company’s stock (or the stock of any of the Company’s business partners in any of the situations described above). A short sale involves selling shares that you do not own at a specified price with the expectation that the price will go down so you can buy the shares at a lower price before you have to deliver them.

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7.                  You may not engage in margin or pledging transactions involving Company stock. You may not enter into any margin transaction involving Company stock (that is, borrow funds to purchase stock, including in connection with exercising any Company stock options) or pledging transactions in which Company securities are pledged (or hypothecated) as collateral, subject to the limited exception below.

An exception to the prohibition against pledges may be granted where a Covered Person wishes to pledge Company securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any Covered Person who wishes to pledge Company securities as collateral for a loan must submit a request for approval to the Compliance Officer at least two weeks prior to the execution of the documents evidencing the proposed pledge and must receive approval from the Compliance officer before entering into the pledge arrangement.

8.                  You may not engage in hedging or derivatives transactions involving Company stock. You may not enter into hedging or derivative transactions, including purchasing financial instruments (such as prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company securities. Such transactions allow you to own the Company’s securities without the full risks and rewards of the ownership and potentially separate your interests from those of the Company’s stockholders generally.

In addition, if you are trading in Company stock pursuant to a “blind trust” or a Rule 10b5-1 Trading Plan (see “Exceptions for 10b5-1 Trading Plans” below), there may be additional restrictions on your ability to engage in a hedging transaction.

9.                  Use caution with Standing Orders. Standing orders (which, for purposes of this Policy do not include Rule 10b5-1 Trading Plans) or "limit orders" may be used for periods not longer than five trading days. A standing order placed with a broker to sell or purchase stock at a specified price leaves you with no control over the timing of the transaction. A standing order transaction executed by the broker when the Covered Person is aware of Material Nonpublic Information may result in unlawful insider trading.

10.              Application of Policy After Employment Terminates. If your employment terminates during a Black-out Period (or if you otherwise leave while in possession of Material Nonpublic Information), you will continue to be subject to the Policy, and specifically to the ongoing prohibition against trading, until the Black-out Period ends (or otherwise until the close of the second full trading day following public announcement of the Material Nonpublic Information).

11.              Make sure your Immediate Family members do not violate this Policy. For purposes of this Policy, any transactions involving Company securities in which members of your Immediate Family engage, or by corporations, partnerships, trusts or similar entities which are controlled by or influenced by a Covered Person, are the same as transactions by you. You are responsible for making sure that such persons and entities do not engage in any transaction that would violate this Policy if you engaged in the transaction directly.

Certain family trusts and other entities of this type having an independent trustee who makes investment decisions on behalf of the entity, and with whom you do not share Company information, are eligible for an exemption from this rule. Please contact the Compliance Officer if you have questions regarding this exception. You should assume that this exception is not available unless you have first obtained the approval of the Compliance Officer.

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V.       EXCEPTIONS

The following exceptions to the general insider trading policies apply:

1.                  Exceptions for Purchases Under Employee Stock Option Plans/Restricted Stock Awards. The exercise (without a sale) of stock options under any Company equity incentive plan and the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements are exempt from this Policy, since the other party to the transaction is the Company itself and the price does not vary with the market but is fixed by the terms of the option agreement or the plan. But, any subsequent sale of shares acquired under a Company equity incentive plan is subject to this Policy. This Policy does not apply to the vesting of restricted stock or performance-based stock, or the exercise of a tax withholding right pursuant to which a person elects to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of restricted stock or performance-based stock. This Policy does apply, however, to any market sale of restricted or performance-based stock.

2.                  Exceptions for 10b5-1 Trading Plans. This Policy does not apply to purchases or sales of Company stock made under a trading plan adopted pursuant to SEC Rule 10b5-1(c) (17 C.F.R. § 240.10b5-1(c)) (a "10b5-1 Trading Plan") and which complies with the requirements of that rule including:

•	The 10b5-1 Trading Plan must specify the price, amount and date of trades or provide a formula or other mechanism to be followed for executing trades;
•	The 10b5-1 Trading Plan must include a “cooling off” period such that (a) for all Covered Persons trading under a 10b5-1 Trading Plan cannot begin until 30 days after the adoption of the plan and (b) for directors and officers subject to Section 16 reporting obligations under the Exchange Act trading under a 10b5-1 Trading Plan cannot begin until the later of (i) 90 days after adoption of the plan or (ii) two business days after disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted, subject to a maximum cooling off period of 120 days;
•	The 10b5-1 Trading Plan must include a representation from the person establishing the plan that he or she (a) is not aware of any Material Nonpublic Information and (b) is adopting the plan in good faith and not as a scheme to avoid the prohibition on insider trading;
•	Subject to limited exceptions, a person can have only one effective 10b5-1 Trading Plan at any time.
•	Subject to limited exceptions, a person can enter into only one “single trade” 10b-5 Trading Plan in any 12-month period.

Prior to adoption of any 10b5-1 Trading Plan, you must receive the approval of the Compliance Officer. You must submit a copy of the proposed 10b5-1 Trading Plan to the Compliance Officer in writing no earlier than two business days prior to the date that the 10b5-1 Trading Plan is formally established, and certify to the Compliance Officer (a) that you are not in possession of Material Nonpublic Information concerning the Company and all such trades to be made pursuant to Rule 10b5-1 Plan will be made in accordance with the Exchange Act, the Securities Act of 1933, as amended, and applicable state securities laws; and (b) the 10b5-1 Trading Plan complies with the requirements of Rule 10b5-1.

No approval by the Compliance Officer shall be considered the Compliance Officer's or the Company's determination that the 10b5-1 Trading Plan satisfies the requirements of Rule 10b5-1. It shall be your sole responsibility in establishing the Rule 10b5-1 Plan to ensure that such plan complies with the requirements of Rule 10b5-1. The existence of the foregoing approval procedures does not in any way obligate the Compliance Officer to approve any 10b5-1 Trading Plan. The Compliance Officer may reject any trading requests or Rule 10b5-1 Plans at their sole reasonable discretion. The Company reserves the right to require that additional provisions be included in a 10b5-1 Trading Plan with the objective of complying with Rule 10b5-1. The Company also reserves the right to require that transactions under a Rule 10b5-1 Plan be suspended during periods when the Company believes that legal, contractual or regulatory restrictions could prohibit such transactions or make them undesirable. These might include periods during which persons subject to this Policy have agreed with underwriters that they will not sell securities of the Company for specified periods before and after a public offering, or periods in proximity to a public offering during which SEC Regulation M prohibits purchases by affiliates.

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3.                  Other Limited Exceptions. An exception to the restrictions in the Policy may be permitted with the advance written approval of the Compliance Officer if all material information concerning the Company has been publicly disclosed or is known by both parties to the proposed transaction. This type of exception is intended to be used only in unusual circumstances, and there should be no assumption that such an exception will be granted.

VI. ADDITIONAL POLICIES APPLICABLE TO DIRECTORS, OFFICERS AND DESIGNATED EMPLOYEES

The following additional policies and restrictions (the “Additional Policies”) apply to the Company’s directors, executive officers and any other person designated by the Compliance Officer (the “Insiders”). Persons subject to these Additional Policies are also subject to the general policies described in the preceding section (with the more restrictive policy applying in any case where there is a conflict).

1.                  Don’t trade during Black-out Periods. The Company prohibits its Insiders from trading during Black-out Periods (whether regularly scheduled Black-out Periods, or special Black-out Periods implemented from time to time). It is your responsibility to know when the Company’s regular quarterly Black-out Periods begin and end. If you are informed that the Company has implemented a special Black-out Period, you may not disclose the fact that trading has been suspended to anyone, including employees or consultants of the Company who are not Insiders, family members (other than Immediate Family Members subject to this Policy who would be prohibited from trading because you are), friends or brokers. You should treat the imposition of a special Black-out Period as Material Nonpublic Information.

Certain gifts are exempt from the restrictions in this section and may be made during Black-out Periods only after obtaining pre-approval from the Compliance Officer. You should contact the Compliance Officer at least 3 trading days before you intend to make the gift to allow enough time for pre-clearance procedures.

Remember to cancel any standing or “limit” orders or other pending trading orders you have in place during a Black-out Period (unless the orders were made pursuant to an approved Rule 10b5-1 Trading Plan).

In order to respond to emergency, hardship or other special circumstances, exceptions to the prohibition against trading during Black-out Periods will require the approval of the Compliance Officer and the Chief Financial Officer or the Chief Executive Officer.

2.                  Insiders must pre-clear all trades involving the Company’s stock. All Insiders members must refrain from trading in the Company’s securities, even during a Trading Window, unless they first comply with the Company’s pre-clearance procedures. To pre-clear a transaction, an Insider must get the approval of the Compliance Officer, before the Insider enters into the transaction. An Insider should contact the Compliance Officer at least 3 trading days before they intend to engage in any transaction to allow enough time for pre-clearance procedures. To facilitate this process, the Company has prepared a pre-clearance form attached as Exhibit A to this policy for the Insider to submit to the Compliance Officer. Upon pre-clearance, the Compliance Officer will give written permission for the transaction in the form attached as Exhibit B to the Policy. The written permission will expire at the end of the fifth trading day following the date of written permission or the beginning of the next Blackout Period, whichever is earlier. Accordingly, Insiders should not request permission to trade unless there is an intention to execute the trade immediately following receipt of written permission.

The Compliance Officer is not under any obligation to approve a trade submitted for pre-clearance, and may determine not to permit a trade.

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3.                  Observe the Section 16 liability rules applicable to officers and Board members and 10% stockholders. Certain officers of the Company, members of the Company’s Board of Directors and 10% stockholders must conduct their transactions in Company stock in a manner designed to comply with the “short-swing” trading rules of Section 16(b) of the Exchange Act. The practical effect of these provisions is that officers and directors who purchase and sell, or sell and purchase, Company securities within a six-month period must disgorge all profits to the Company. The rules on recovery of short-swing profits are absolute and do not depend on whether or not the officer or director had any Material Nonpublic Information at the time of the transactions. The rules for computing “profits” are also absolute and large amounts may be deemed profits even when a trader has not received any economic benefit.

4.                  Comply with public securities law reporting requirements. Federal securities laws require that officers, directors, large stockholders and affiliates of the Company publicly report transactions in Company stock (on Forms 3, 4 and 5 under Section 16, Form 144 with respect to restricted and control securities, and, in certain cases, Schedules 13D and 13G). The Company takes these reporting requirements very seriously and requires that all persons subject to public reporting of Company stock transactions adhere to the rules applicable to these forms. Where issues arise as to whether reporting is technically required (particularly issues that turn on facts specific to the transaction and the individuals involved, or on unsettled issues of law), the Company encourages its Insiders to choose to comply with the spirit and not the letter of the law—in other words, to err on the side of fully and promptly reporting the transaction even if not technically required to do so.

In addition, where the Company is required to report transactions by individuals, the Company expects full and timely cooperation by the individual.

VII.       DEFINITIONS USED IN THIS POLICY

1.                  Black-Out Period. During the end of each fiscal quarter and until public disclosure of the financial results for that quarter, Insiders subject to this Policy may possess Material Nonpublic Information about the expected financial results for the quarter. Even if you don’t actually possess any such information, any trades you make during that period may give the appearance that you are trading on inside information. Accordingly, the Company has designated a regularly scheduled quarterly “Black-out Period” on trading beginning with the twentieth calendar day of the last month of each quarter and ending at the close of the second full trading day (day on which the stock market is open) after disclosure of the quarter’s financial results (which is generally 30 to 75 days after the end of such quarter). If public disclosure occurs on a trading day before the markets close, then that day is considered the first trading day. If public disclosure occurs after the markets close on a trading day, then that day is not counted as the first trading day.

2.                  In addition to the regularly-scheduled Black-out Periods, the Company may from time to time designate other periods of time as a special Black-out Period. Typically, this will occur when there are nonpublic developments that may be considered material for insider trading law purposes, such as, among other things, developments relating to regulatory proceedings or a major corporate transaction. The Company may not widely announce the commencement of a special Black-out Period, as that information can itself be sensitive information. For this reason, it is extremely important that you adhere to the pre-clearance procedures outlined in this Policy to ensure that you do not trade during any special Black-out Period. Any person made aware of the existence of a special Black-out Period should not disclose the existence of the special Black-out Period to any other person. The failure of the Company to designate a person as being subject to a special Black-out Period will not relieve that person of the obligation not to trade while aware of Material Nonpublic Information.

3.                  Immediate Family. The following persons are considered members of your “Immediate Family”: your spouse, parents, grandparents, children, grandchildren and siblings, including any such relationship that arises through marriage or by adoption. It also includes members of your household, whether or not they are related to you.

4.                  Material Nonpublic Information. It is not possible to define all categories of “material” information, but information should be regarded as material if it is likely that it would be considered important to an investor in making an investment decision to buy, hold or sell the Company’s securities. Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions as to the materiality of particular information should be resolved in favor of materiality, and trading should be avoided.

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While it may be difficult under this standard to determine whether particular information is material or not, there are some categories of information that are particularly sensitive and that should almost always be considered material. Examples include: financial results, projections of future revenues, earnings or losses; news of a pending or proposed merger, acquisition or tender offer; news of a pending or proposed acquisition or disposition of significant assets; actions of regulatory agencies; impending bankruptcy or financial liquidity problems; gain or loss of a major customer or supplier; significant cybersecurity incident, such as a data breach; major product announcements; changes in senior management; significant litigation exposure due to actual or threatened litigation; a change in the Company’s accountants or accounting policies; or any major problems or successes of the business. Either positive or negative information may be material. If you have any questions regarding whether information you possess is material or not, you should contact the Compliance Officer.

Information about the Company is considered to be “nonpublic” if it is known within the Company, but not yet disclosed to the general public. The Company generally discloses information to the public either via press release or in the regular quarterly and annual reports that the Company is required to file with the SEC. As a general rule, information is considered nonpublic through the second full trading day after the information is released. If you have any questions regarding whether any information you possess is nonpublic or has been publicly disclosed, you should contact the Compliance Officer.

5.                  Trading Window. The period outside a Black-out Period is referred to as the “Trading Window.” Trading Windows that occur between the regularly-scheduled quarterly Black-out Periods can be “closed” by the imposition of a special Black-out Period if there are developments meriting a suspension of trading by Company personnel.

VIII.       POTENTIAL CRIMINAL AND CIVIL LIABILITY AND/OR DISCIPLINARY ACTION

1.                  Liability for Insider Trading. Any Covered Person who engages in a transaction in the Company's securities at a time when they have knowledge of Material Nonpublic Information may be subject to civil and criminal penalties and sanctions, including imprisonment, criminal fines, civil penalties and imprisonment, criminal fines, civil penalties and SEC civil enforcement injunctions.

2.                  Liability for Tipping. Any Covered Person who tips a third party may also be liable for improper transactions by tippees to whom they have tipped Material Nonpublic Information regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company's securities. Tippers and tippees would be subject to the same penalties and sanctions as described above, and the SEC has imposed large penalties even when the tipper or tippee did not profit from the trading. The SEC, the stock exchanges and Nasdaq use sophisticated electronic surveillance techniques to uncover insider trading.

3.                  Possible Company-Imposed Disciplinary Actions. Employees of the Company who violate this Policy shall also be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company's equity incentive plans or termination of employment.

4.                  Control Persons. The Company and its supervisory personnel, if they fail to take appropriate steps to prevent illegal insider trading, may in certain circumstances, be subject to the significant civil and criminal liabilities. The civil penalties can extend personal liability to the Company's directors, officers and other supervisory personnel if they fail to take appropriate steps to prevent insider trading.

IX.       QUESTIONS

Please direct questions you have regarding this Policy and any transactions in Company securities to the Company’s Compliance Officer at the number or email address set forth above.

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INSIDER TRADING POLICY
ACKNOWLEDGMENT

I certify that I have read, understand and agree to comply with the RadNet, Inc. Insider Trading and Disclosure Policy (the “Policy”). I agree that I will be subject to sanctions imposed by the Company, in its discretion, for violation of the Policy, and that the Company may give stop-transfer and other instructions to the Company’s transfer agent against the transfer of Company securities as necessary to ensure compliance with the Policy. I acknowledge that one of the sanctions to which I may be subject as a result of violating the Policy is termination of my employment, including termination for cause.

Date: ___________________________	Signature: _______________________________

Printed Name: ____________________________

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EXHIBIT A

PRE-CLEARANCE REQUEST FORM

TO BE COMPLETED BY INSIDER:

This is to advise you that the undersigned intends to execute a transaction in the Company's securities on ____________ ___, 202_, and does hereby request that the Company pre-clear the transaction as required by the Company's Insider Trading Policy (the "Policy").

The general nature of the transaction is as follows (e.g., open market purchase of 10,000 shares of common stock through Nasdaq, privately negotiated sale of warrants for the purchase of 5,000 shares of common stock, etc.):

______________________________________________________________________________

______________________________________________________________________________

______________________________________________________________________________

______________________________________________________________________________

The undersigned has read and understands the Policy and certifies that the above proposed transaction will not violate the Policy.

The undersigned is not in possession of Material Nonpublic Information (as defined in the Policy) about the Company and, notwithstanding any pre-clearance of the transaction, will immediately suspend any trading activity if the undersigned comes into possession of Material Nonpublic Information about the Company.

The undersigned acknowledges that any pre-clearance is valid only for the period set forth in the Permission to Trade and in no event longer than the earlier to occur of five trading days from the date Permission to Trade is issued and the next Black-out Period. The undersigned will provide a transaction confirmation report to the Compliance Officer with information for each transaction executed during the trading day, including number of shares, type of transaction, and price, within 24 hours following the close of each trading day covered by the Permission to Trade.

The undersigned agrees to advise the Company promptly if, as a result of future developments, any of the foregoing information becomes inaccurate or incomplete in any respect. The undersigned understands that the Company may require additional information about the transaction, and agrees to provide such information upon request.

Date: __________________, 202_

__________________________________

Signature of Insider

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EXHIBIT B

PERMISSION TO TRADE

_________ is hereby permitted to buy/sell [circle one] securities of RadNet, Inc.

[Include the following if sales of common stock are to be made by affiliates pursuant to Rule 144. The securities must be sold in a broker’s transaction, and you may not solicit or arrange for the solicitation of an order to buy the securities you are selling, or make any payment in connection with the offer and sale to any person other than the broker who executes an order to sell the securities.]

The permission to sell will expire on the close of trading on _________, 20__. [Maximum of the earlier to occur of five trading days from the date Permission to Trade is issued and the next Black-out Period]

Sincerely,

_____________________________
Signature of Compliance Officer

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